Exhibit 4.5

HUB CYBER SECURITY LTD.

THE AMENDED AND RESTATED

2021 ISRAELI EMPLOYEE STOCK OPTION PLAN

(*In compliance with Amendment No. 132 of the Israeli Tax Ordinance, 2002)

TABLE OF CONTENTS

1.	Name	1

2.	Interpretation	1

3.	Purpose of the Plan	3

4.	Administration of the Plan	4

5.	Designation of Participants	5

6.	Designation of Awards Pursuant to Section 102	5

7.	Trustee	6

8.	Ordinary Shares Reserved for the Plan; Restriction thereon	6

9.	Exercise Price	7

10.	Restricted Share Units.	8

11.	Adjustments	8

12.	Term and Exercise of Options	9

13.	Termination of Employment or Hired Services	11

14.	Vesting of Award	12

15.	Continuation of Employment or Hired Services	13

16.	Rights as Shareholder	13

17.	RESERVED	13

18.	Dividends	13

19.	Assignability and Sale of Award	13

20.	Term of the Plan	14

21.	Amendments or Termination	14

22.	Government Regulations	14

23.	Governing Law; Jurisdiction	14

24.	Tax Consequences	15

25.	Non-Exclusivity of the Plan	15

26.	Multiple Agreements	15

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1.	Name

This Plan, as amended from time to time, shall be known as the HUB Cyber Security Ltd. 2021 Share Option Plan (the “Plan”).

2.	Interpretation

The following terms as used in the Plan shall have the respective meanings set forth below:

2.1.	“Affiliate” means any affiliate of the Company, which is an “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2.	“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant.

2.3.	“Award” means Options, Restricted Share Unit, Shares, Restricted Shares, Share Purchase Right or other equity-based awards under the Plan including any Additional Rights thereunder.

2.4.	“Board” means the Board of Directors of the Company.

2.5.	“Capital Gain Award (CGA)” as defined in Section 6.4 below.

2.6.	“Cause” means, (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Participant’s direct supervisor, which involves the business of the Company or its Affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its Affiliates; (iv) any breach of the Participant’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company.

2.7.	“Committee” means any committee of the Board to which the Board has delegated the responsibility of administering the Plan.

2.8.	“Company” means HUB Cyber Security Ltd., an Israeli company.

2.9.	“Companies Law” means the Companies Law 5759-1999, and any regulations, rules, orders of procedures promulgated thereunder as in effect from time to time.

2.10.	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.11.	“Date of Grant” means the later of: (i) the date of grant of an Award as specified in the Award Agreement between the Company and the Participant; and (ii) the date on which the grant of the Award has been approved by the Board or, if applicable, the Shareholders of the Company.

2.12.	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding a Controlling Shareholder.

2.13.	“Exercise Price” means the price for each Ordinary Share subject to an Award, as applicable.

2.14.	“Expiration Date” means the date upon which an Award shall expire, as set forth in Section 13.3 of this Plan.

2.15.	“Fair Market Value” means as of any date, the value of an Ordinary Share determined as follows:

(i) If the Ordinary Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Ordinary Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable.

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section I 02(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of an Ordinary Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case maybe;

(ii) If the Ordinary Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Ordinary Shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of an established market for the Ordinary Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.16.	“IPO” means the initial public offering of the Company’s shares.

2.17.	“ITA” means the Israeli Tax Authorities.

2.18.	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person, in each case who is a natural person and who is eligible to be issued Shares in an issuance that is registered on Form S-8 under the United States Securities Act of the 1933 who is not an Employee.

2.19.	“Ordinary Income Award (OIA)” as defined in Section 6.5 below.

2.20.	“Option” means an option to purchase Ordinary Shares out of the Pool granted pursuant to the terms of this Plan.

2.21.	“102 Award” means any Award granted to Employees pursuant to Section 102 of the Ordinance.

2.22.	“3(i) Award” means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is Non-Employee.

2.23.	“Participant” means an individual or entity to whom an Award has been granted, as applicable.

2.24.	“Award Agreement” means the agreement by and between the Company and a Participant that sets out the terms and conditions of an Award.

2.25.	“Pool” means the aggregate number of Ordinary Shares issuable pursuant to the Plan as set forth in Section 8.1 below.

2.26.	“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961 as now in effect or as hereafter amended and any regulations, rules, orders of procedures promulgated thereunder, as amended from time to time.

2.27.	“Ordinary Shares” means Ordinary Shares par value of NIS 0.01 each of the Company.

2.28.	“Restricted Share Unit” means an Award entitling a Participant to receive Shares under this Plan that is subject to the terms and conditions of Section 10 herein.

2.29.	“Restricted Share” means a Share issued under this Plan to a Participant for such consideration, if any, and subject to the terms and conditions of Section 11 herein.

2.30.	“Section 102” means Section 102 of the Ordinance.

2.31.	“Section 3(i)” means Section 3(i) of the Ordinance.

2.32.	“Share Purchase Right” means the Company’s offer to some or all Employees the right to purchase Ordinary Shares of the Company and to pay for such Ordinary Shares through (i) deductions from their salaries or other remuneration, (ii) a cash payment to the Company or (iii) by a combination of salary deductions and cash payments.

2.33.	“Successor Company” means any entity which the Company is merged with and into or is acquired by, in which the Company is not the surviving entity.

2.34.	“Transaction” means (i) a merger, acquisition, reorganization, amalgamation or consolidation of the Company with one or more other entities in which the Company is not the surviving entity; or (ii) a sale of all or substantially all of the assets of the Company.

2.35.	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.36.	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.37.	“Vested Award” means any Award, which has already been vested according to the Vesting Dates.

2.38.	“Vesting Dates” means, as determined by the Board or by the Committee, the date as of which the Participant shall be entitled to exercise the Options or part of the Options, or the Share Purchase Right, or shall be entitled to Ordinary Shares under the terms if the Restricted Share Unit, as set forth in section 12.2 of this Plan.

3.	Purpose of the Plan

The Plan is intended as an incentive to retain, in the employ of the Company and its Affiliates, persons of training, experience and ability, to attract new employees, directors, consultants, service providers and any other entity whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company.

4.	Administration of the Plan

4.1.	The Board shall have the power to administer the Plan either directly or upon the recommendation of the Committee, all as provided by applicable law and in the Company’s Articles of Association. Notwithstanding the above, the Board shall automatically have residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason.

4.2.	The Committee shall have full power and authority to recommend to the Board and the Board shall have the full power and authority to: (i) designate participants; (ii) determine the terms and provisions of respective Award Agreements (which need not be identical) including, but not limited to the number of Awards to be granted to each Participant, the number of Ordinary Shares to be covered by each Award, provisions concerning the time or times when, and the extent to which, the Award may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) cancel or suspend awards, as necessary; (iv) determine the Fair Market Value of the Ordinary Shares covered by each Award; (v) make an election as to the type of the Approved 102 Award; (vi) designate the type of Awards; (vii) alter any restrictions and conditions of any Awards or Ordinary Shares subject to any Awards; (viii) determine the Exercise Price of the Option or Share Purchase Right; (ix) prescribe, amend and rescind rules and regulations relating to the Plan; (x) accelerate the right of a Participant to exercise, in whole or in part, any previously granted Award, if applicable; (xi) interpret the provisions and supervise the administration of the Plan; and (xii) determine any other matter which is necessary or desirable for, or incidental to administration of the Plan. The Board and the Committee shall exercise all of their power and authority under all of the provisions of this Plan in good faith;

4.3.	Reserved

4.4.	Subject to the Company’s Articles of Association, all decisions and selections made by the Board or the Committee pursuant to the provisions of the Plan shall be made by a majority of its members pursuant to any restrictions or requirements set in the Companies Law and any other applicable law. Any decision reduced to writing shall be executed in accordance with the provisions of the Company’s Articles of Association.

4.5.	The interpretation and construction by the Committee of any provision of the Plan or of any Award Agreement thereunder shall be final and conclusive unless otherwise determined by the Board.

4.6.	Subject to the Company’s Articles of Association and the Company’s decision and to the extent permitted by applicable law, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including legal fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

5. Designation of Participants

5.1.	The persons eligible for participation in the Plan as Participants shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Awards; (ii) Non-Employees may only be granted 3(i) Awards; and (iii) Controlling Shareholders may only be granted 3(i) Awards.

5.2.	The grant of an Award hereunder shall neither entitle the Participant to participate nor disqualify the Participant from participating in, any other grant of Award pursuant to the Plan or any other equity incentive plan of the Company or any of its Affiliates.

5.3.	Anything in the Plan to the contrary notwithstanding, all grants of Awards to Office Holders, as such term is defined in the Companies Law, shall be authorized and implemented only in accordance with the provisions of the Company’s Articles of Association and the Companies Law or any successor act or regulation, as in effect from time to time.

6.	Designation of Awards Pursuant to Section 102

6.1.	The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

6.2.	The grant of Approved 102 Awards shall be made under this Plan adopted by the Board as described in Section 20 below, and shall be conditioned upon the lapse of 30 days following filing of this Plan with the ITA.

6.3.	Approved 102 Award may either be classified as Capital Gain Award (“CGA”) or Ordinary Income Award (“OIA”).

6.4.	Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGA.

6.5.	Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIA.

6.6.	The Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Award. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Award under this Plan and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Participants who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

6.7.	All Approved 102 Awards must be held in trust by a Trustee, as described in Section 7 below.

6.8.	For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

6.9.	With regards to Approved 102 Awards, the provisions of the Plan and/or the Award Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Award Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Award Agreement, shall be considered binding upon the Company and the Participants.

7.	Trustee

7.1.	Approved 102 Awards granted under the Plan and any Ordinary Shares allocated or issued upon exercise of such Approved 102 Awards and/or other shares received subsequently following any realization of rights under the Plan, including without limitation bonus shares, shall be issued to the Trustee and held for the benefit of the Participants for a period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be treated as Unapproved 102 Awards, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

7.2.	Anything to the contrary notwithstanding, the Trustee shall not release any Approved 102 Awards or Ordinary Shares allocated or issued upon exercise of Approved 102 Awards prior to the full payment by the Participant of its tax liabilities arising from grant of Approved 102 Awards or issuance of any Ordinary Shares allocated or issued upon exercise of such Awards.

7.3.	With respect to any Approved 102 Award, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not be entitled to sell or release from trust any Share received upon the exercise of an Approved 102 Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance.

7.4.	Upon receipt of Approved 102 Award, the Participant shall sign an undertaking to exempt the Trustee from any liability in respect of any action or decision taken and executed in good faith in relation with the Plan, or any Approved 102 Award or Ordinary Share granted to him thereunder.

8. Ordinary Shares Reserved for the Plan; Restriction thereon

8.1.	Subject to adjustments as set forth in Section 12 below, the Board shall reserve at all times sufficient number of Ordinary Shares required to meet the Company’s needs for allocation of Awards under this Plan (the “Pool”). Any of such Ordinary Shares out of the Pool which may remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be reserved for the purpose of the Plan. Should any Award expire or be canceled for any reason prior to its exercise or relinquishment in full, the Ordinary Shares subject to such Award may again be subjected to an Award under the Plan.

8.2.	Each Award granted pursuant to the Plan, shall be evidenced by a written Award Agreement between the Company and the Participant, in such form as the Board or the Committee shall from time to time approve. Each Award Agreement shall state, among other matters, the number of Ordinary Shares to which the Award relates, the type of Award granted thereunder (whether a CGA, OIA, Unapproved 102 Award or a 3(i) Award), if applicable, the Vesting Dates, the Exercise Price per share, the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this Plan.

9.	Exercise Price

9.1.	The Exercise Price of each Ordinary Share subject to an Option or Share Purchase Right shall be determined by the Board in its sole and absolute discretion in accordance with applicable law. The Board in its sole discretion may set a different Exercise Price considering Participant’s seniority, position at the Company and/or any other relevant parameters.

9.2.	The Exercise Price shall be payable upon the exercise of the Option or Share Purchase Right, as applicable, in a form satisfactory to the Board, by cash, check, cash less or Net Exercise (as defined below). The Committee and/or the Board shall have the authority to postpone the date of payment on such terms as it may determine.

9.3.	The Exercise Price shall be denominated in the currency of the primary economic environment of, either the Company or the Participant (that is the functional currency of the Company or the currency in which the Participant is paid) as determined by the Company.

9.4.	Net Exercise. The Board may determine that instead of issuing one Ordinary Share as a result of the exercise of each one Option or Share Purchase Right, all Options and Share Purchase Rights shall be exercised using the following method (the “Net Exercise”):

9.4.1.	The Company shall issue to the Participant (or to the Trustee, as applicable) a number of Ordinary Shares having an aggregate Fair Market Value equal to the Benefit Amount (as defined below) (the “Net Exercise Shares”);

For the purposes of this Section The “Benefit Amount” shall mean the difference between:

(A)	the product of (i) the Market Value and (ii) the number of Ordinary Shares subject to the Options or Share Purchase Rights for which an Exercise Notice has been delivered to the Company; and

(B)	the product of (i) the Exercise Price and (ii) the number of Ordinary Shares subject to the Options or Share Purchase Rights for which an Exercise Notice has been delivered to the Company.

9.4.2.	The Participant shall not be required to pay to the Company any sum with respect to the exercise of such Options or Share Purchase Rights, other than a sum equal to the aggregate nominal value of the Net Exercise Shares (the “Nominal Value Sum”). However, the Company shall have the full authority in its discretion to determine at any time that the Nominal Value Sum shall not be paid and that the Company shall capitalize applicable profits or take any other action to ensure that it meets any requirement of applicable law regarding issuance of Ordinary Shares for consideration that is lower than the nominal value of such Shares.

9.4.3.	No fractional shares will be issued to the Participant and the number of shares granted to the Participant under this Option Plan shall be rounded off (upward or downward) to the nearest whole number.

10.	Restricted Share Units.

10.1.	Eligibility. Restricted Share Units may be granted to all Participants at any time and from time to time as determined by the Board, either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the eligible Participants to whom, and the time or times at which, grants of Restricted Share Units will be made, the number of Restricted Share Units to be awarded, the number of Shares subject to the Restricted Share Units, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards as shall be set forth in the Award Agreement. The Administrator may condition the grant or vesting of Restricted Share Units upon the attainment of specified performance targets or such other factors as the Administrator may determine, in its sole discretion.

10.2.	Vesting of Restricted Share Units. Shares shall be issued to or for the benefit of Participant promptly following each vesting date determined by the Board, provided that Participant is still engaged with the Company on the applicable vesting date. After each such vesting date the Company shall promptly cause to be issued for the benefit of Participant Shares with respect to Restricted Share Units that became vested on such vesting date. It is clarified that no Shares shall be issued pursuant to the Restricted Share Units to Participant until the vesting criteria determined by the Board is met.

10.3.	Terms. Prior to the actual issuance of any Shares, each Restricted Share Unit will represent an unfunded and unsecured obligation of the Company, payable only from the general assets of the Company.

10.4.	Rights as Shareholder. A Participant holding Restricted Share Units shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares issuable upon the vesting of any part of the Restricted Share Units unless and until such Shares shall have been issued by the Company to such Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, unless otherwise provided herein.

10.5.	All other terms and conditions of the Plan applicable to Options, shall apply Restricted Share Units, mutatis mutandis.

11.	Restricted Share

11.1.	Eligibility. Restricted Shares may be granted to all Participants at any time and from time to time as determined by the Board, either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the eligible Participants to whom, and the time or times at which, grants of Restricted Shares will be made, the number of Restricted Shares to be awarded, the vesting schedule, and all other terms and conditions of the Restricted Shares award as shall be set forth in the Award Agreement. The Administrator may condition the vesting of Restricted Shares upon the attainment of specified performance targets or such other factors as the Administrator may determine, in its sole discretion.

11.2.	Purchase Price. Unless determined otherwise by the Board, no monetary payment (other than payments made for applicable Taxes or par value, if relevant) shall be required as a condition of receiving a grant of Restricted Share.

11.3.	Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Shares may (but need not) be made subject to exercise conditions, as shall be established by the Administrator and set forth in the applicable Award Agreement evidencing such Award. During any restriction period in which Shares acquired pursuant to an award of Restricted Shares remain subject to performance or other vesting conditions, such Shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of unless otherwise provided in the Plan. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of Shares hereunder and the Company may place appropriate legends evidencing any such transfer restrictions on the relevant share certificates.

11.4.	Voting Rights; Dividends and Distributions. Except as provided in this section and in any Award Agreement, during any restriction period applicable to Shares subject to an award of Restricted Shares, the Participant shall have all of the rights of a shareholder of the Company holding Shares, including the right to receive all dividends and other distributions paid with respect to such Shares. However, in the event of a dividend or distribution paid in Shares or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 12, any and all new, substituted or additional securities or other property to which the Participant is entitled by reason of the Participant’s award of Restricted Shares shall be immediately subject to the same exercise conditions as the Shares subject to the award of Restricted Shares with respect to which such dividends or distributions were paid or adjustments were made.

11.5.	Termination of Employment. Unless otherwise provided by the Administrator, in the event of termination of Participant’s employment, for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Shares acquired by the Participant pursuant to an award of Restricted Shares which remain subject to exercise conditions as of the date of Participant’s termination of employment.

11.6.	All other terms and conditions of the Plan applicable to Options, shall apply to Restricted Shares, mutatis mutandis. It is clarified, that without deviating from the foregoing in Sub-Section 11.5, the provisions of Section 14 herein, shall, mutatis mutandis, apply to Restricted Shares in the event of termination of Participant’s employment.

12.	Adjustments

Upon the occurrence of any of the following described events, the Participant’s rights to purchase Ordinary Shares under the Plan shall be adjusted as hereafter provided:

12.1.	In the event of Transaction while unexercised Options or Share Purchase Right or unvested Restricted Share Units are outstanding under the Plan, all of the Ordinary Shares subject to the unexercised portions of such outstanding Options, Share Purchase Rights or Restricted Share Unites shall be replaced or substituted by an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in respect of the Transaction, and appropriate adjustments shall be made in the Exercise Price per share to reflect such action and all other terms and conditions of the Award Agreements shall remain unchanged, including but not limited to the Vesting Dates, all as will be determined by the Board, the determination of which shall be final and conclusive.

12.2.	However, subject to any applicable law, in the event that the Successor Company does not agree to assume or substitute the award as aforesaid, the Board or the Committee shall have full power and authority to determine that in certain Award Agreements the Vesting Dates shall be accelerated so that any unexercisable or unvested portion of the outstanding Award or any portion thereof shall be immediately exercisable and vested in full as of the date that is ten (10) days prior to the date of the Transaction.

12.3.	For the purposes of section 12.1 above, an Award shall be considered assumed or substituted if, following the Transaction, the Award confers the right to purchase or receive, for each Ordinary Share underlying an Award immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that the Committee may determine, in its discretion: (i) that the consideration to be received upon the exercise or vesting of Award to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Ordinary Share consideration received by holders of a majority of the outstanding shares in the Transaction; or (ii) that in lieu of the replacement or substitution of Award for similar award or shares of the Successor Company or its parent or subsidiary, such Award will be substituted for any other type of asset or property including cash which is fair under the circumstances.

12.4.	If the Company is voluntarily liquidated or dissolved while unexercised Options or Share Purchase Rights remain outstanding under the Plan, then the Company shall immediately notify all unexercised Option or Share Purchase Right holders of such liquidation, and the Option or Share Purchase Right holders shall then have ten (10) days to exercise any unexercised Vested Option or Vested Share Purchase Right held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-days period, all remaining outstanding Options and Share Purchase Right will terminate immediately.

12.5.	If the outstanding shares of the Company shall at anytime be changed or exchanged by declaration of a stock dividend, stock split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Ordinary Shares subject to this Plan or subject to any Award therefore granted, and the Exercise Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Ordinary Shares without changing the aggregate Exercise Price; provided, however, that no adjustment shall be made by reason of the distribution of subscription rights on outstanding stock. Upon happening of any of the foregoing, the class and Pool pursuant to the Plan (as set forth in section 8 hereof), in respect of which Award have not yet been exercised or vested, shall be appropriately adjusted, all as will be determined by the Board, the determination of which shall be final and conclusive.

12.6.	Anything herein to the contrary notwithstanding, if prior to the completion of an IPO all or substantially all of the shares of the Company are to be sold, or upon a Transaction, the shares of the Company, or any class thereof, are to be exchanged for securities of another company, then each Participant shall be obliged to sell or exchange, as the case may be, the Ordinary Shares such Participant purchased under the Plan, in accordance with the instructions that shall be determined by the Board, the determination of which shall be final and conclusive.

12.7.	As promptly as practicable following the Company’s IPO, if in the United States, the Company shall use reasonable commercial efforts to register the Ordinary Shares on a Form S-8 or similar registration statement, to the extent required to allow the sale of such Ordinary Shares under applicable securities laws.

12.8.	The Participant acknowledges that in the event that the Company’s shares shall be registered for trading in any public market, Participant’s rights to sell the Ordinary Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitations.

13.	Term and Exercise of Options

13.1.	Options shall be exercised by the Participant by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and the Trustee and when applicable, conforming to Section 102 (the “Exercise Notice”), which exercise shall be effective upon receipt of such Exercise Notice by the Company and/or the Representative at its principal office and the full payment by the Participant of the Exercise Price and the Participant’s tax liabilities arising from the number of Options being exercised. The Exercise Notice shall specify the number of Ordinary Shares with respect to which the Option is being exercised.

13.2.	Exercise of a Share Purchase Right may be subject to the Participant’s execution of one or more consents to the Company, tax authorities, a public stock exchange or other third parties relating to deductions of salary, market hold-backs or other issues, as may be prescribed by the Board of Directors from time to time pursuant to the applicable Award Agreement. Payment for Ordinary Shares purchased under a Share Purchase Right may be affected in (i) cash, or (ii) by check payable to the order of the Company, (iii) through periodic deductions from the Participant’s salary or other remuneration, (iv) if the Ordinary Shares are listed for trading on any securities exchange or over-the-counter market, and if the Board of Directors of the Company so determines, all or part of the payment for exercise of a Share Purchase Right and any withholding taxes upon the exercise thereof may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell shares and to deliver all or part of the sales proceeds to the Company or the Trustee, or (v) if the Ordinary Shares are listed for trading on any securities exchange or over-the-counter market, and if the Board so determines, all or part of the exercise price of a Share Purchase Right and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Ordinary Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company, (vi) if the exercise is part of or concurrent with the consummation of a Transaction wherein the primary consideration received from the acquiring party in such transaction is received by the Company in cash or marketable securities, then with the approval of the Board, in lieu of paying the exercise price for the Share Purchase Price being exercised, the Participant holding such Share Purchase Price may by written notice to the Board of Directors of the Company exercise the Share Purchase Price on a Net Exercise basis in accordance with Section 9.4 above, or (vii) such Transaction such other method of payment acceptable to the Company as determined by the Board of Directors of the Company, and shall be accompanied by a notice stating the number of Shares being paid for thereby. The Net Exercise process described above may be subject to special permission from the Israel Tax Authority.

13.3.	The Options or Share Purchase Right granted under this Option Plan shall vest in accordance with the Vesting Dates as determined by the Board at its sole discretion and set forth in the respective Award Agreements pursuant to which the Options are granted.

13.4.	Options and Share Purchase Rights, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Award Agreement; and (ii) the expiration of any extended period in any of the events set forth in section 14.3 below.

13.5.	The Options or Share Purchase Right may be exercised by the Participant in whole at any time or in part from time to time, to the extent that the Options or Share Purchase Right become vested and exercisable, prior to the Expiration Date, and provided that subject to the provisions of Section 14 below, the Participant is employed by or providing services to the Company or any of its Affiliates at all times during the period commencing upon the Date of Grant and ending upon the date of exercise.

14.	Termination of Employment or Hired Services

14.1.	Subject to the provisions of section 14.3 below, in the event of termination of Participant’s employment or services, with the Company or any of its Affiliates, all Awards granted to such Participant will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Participant’s Award shall not vest and shall not become exercisable.

14.2.	A Participant whose employment or service was terminated for Cause shall, at the discretion of the Company, lose any right that such Participant may have had with respect to Awards that were granted to such Participant (including vested Options which at the date of termination were not yet exercised), and such Awards will immediately expire.

14.3.	Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Participant’s Award Agreement, an Option or Share Purchase Right may be exercised after the date of termination of Participant’s employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options or Share Purchase Right at the time of such termination according to the Vesting Dates, if:

(i) termination is without Cause, in which event an Option or Share Purchase Right already vested at the time of such termination according to the Vesting Dates may be exercised by the Participant within ninety (90) days after the date of termination of the Participant’s employment or service with the Company or any Affiliate of the Company (the “Exercise Period”);

(ii) termination is the result of death or disability of the Participant, in which event any Vested Option or Share Purchase Right still in force and unexpired may be exercised within a period of twelve (12) months after the date of such termination; or -

(iii) prior to the date of such termination, the Board or the Committee shall authorize an extension of the terms of all or part of the Vested Options or Share Purchase Right beyond the date of such termination for a period not to exceed the period during which the Options or Share Purchase Right by their terms would otherwise have been exercisable.

A Participant who does not exercise the Vested Options or Share Purchase Right during the Exercise Period shall lose any right that such Participant may have had to the Options or Share Purchase Right, and such Options or Share Purchase Right shall immediately expire.

14.4.	With respect to Unapproved 102 Option, if the Participant ceases to be employed by the Company or any Affiliate, and wishes to continue and hold the Options or Share Purchase Right granted to him, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section I02 and the rules, regulations or orders promulgated thereunder.

15.1. Vesting of Award

15.1.	Subject to the provisions of the Plan, each Award shall vest following the Vesting Dates and for the number of Ordinary Shares as shall be provided in the Award Agreement. However, no Option or Share Purchase Right shall be exercisable after the Expiration Date.

15.2.	An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee and/or the Board may deem appropriate. The vesting provisions of individual Options may vary. Unless otherwise resolved by the Committee and/or the Board and stated in the Award Agreement, and subject to Sections hereof, Awards shall vest and become exercisable under the following schedule: twenty-five percent (25%) of the Ordinary Shares covered by the Award, on the first anniversary of the vesting commencement date determined by the Committee and/or the Board (and in the absence of such determination, of date on which such Award was granted), and twelve and a half percent (12.50%) of the Ordinary Shares covered by the Award at the end of each subsequent six-month period thereafter over the course of the following three (3) years; provided that the Participant remains continuously as an Employee or Non-Employee of the Company or its Affiliates throughout such vesting dates.

16.	Continuation of Employment or Hired Services

Neither the Plan nor the Award Agreement with the Participant shall impose any obligation on the Company or any Affiliate thereof to have any such Participant continue in the Company’s employ or service, and nothing in the Plan or in any Award granted pursuant thereto shall confer upon any Participant any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or such Affiliate thereof to terminate such employment or service at any time.

17.	Rights as Shareholder

The Participant shall not have any of the rights or privileges of shareholders of the Company in respect of any Ordinary Shares purchasable upon the exercise of any part of an Award unless and until the exercise of such Option or Share Purchase Right or the vesting of Restriction Share Units in accordance of the provisions of this Plan and the registration of the Participant or the Trustee on the Participant’s behalf as a holder of such Ordinary Shares in the Company’s register of shareholders, but in case of Award and Ordinary Shares held by the Trustee, subject to the provisions of Section 7 of the Plan.

18.	RESERVED

19.	Dividends

With respect to all Ordinary Shares (in contrary to unexercised Options or Share Purchase Right or unvested Restricted Share Units) issued upon the exercise of Options or a Share Purchase Right or vesting of Restricted Share Units, and held by the Participant or by the Trustee, as the case may be, the Participant shall be entitled to receive dividends in accordance with the quantity of such Ordinary Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

20.	Assignability and Sale of Award

20.1.	No Award, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Participant each and all of such Participant’s rights to purchase Ordinary Shares hereunder shall be exercisable only by the Participant.

20.2.	As long as the Award and/or the Ordinary Shares are held by the Trustee in favor of the Participant, then all rights the latter possesses over the Ordinary Shares shall be personal, and shall not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

21.	Term of the Plan

The Plan shall be effective as of the date it was approved by the Board and shall terminate on the tenth anniversary from such day of approval.

22.	Amendments or Termination

The Board may, at any time and from time to time, and when applicable subject to the written consent of the Trustee, amend, alter or discontinue the Plan, except that no amendment or alteration shall be made which would impair the rights of the Participant therefore granted, without his or her consent. Termination of the Plan shall not affect the Board’s or the Committee’s ability to exercise the powers granted to it hereunder with respect to Award granted under the Plan prior to the date of such termination.

23.	Government Regulations

The Plan, and the granting and exercise of Options, a Share Purchase Right or a Restricted Share Unit hereunder, and the obligation of the Company to sell and deliver the Ordinary Shares under such Award, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Participant, including the registration of the Ordinary Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Unless specifically set forth in this Plan nothing herein shall be deemed to require the Company to register the Ordinary Shares under the securities laws of any jurisdiction.

24.	Governing Law; Jurisdiction

This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Plan.

25.	Tax Consequences

25.1.	Any tax consequences arising from the grant, exercise or vesting of any Award, as applicable, from the payment for Ordinary Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates and/or the Trustee shall withhold taxes as required in accordance with applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates/or and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

25.2.	The Company and the Trustee shall not be required to release any share certificate to a Participant until all required payments have been fully made.

26.	Non-Exclusivity of the Plan

The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of Awards to Participants of the Company under their employment agreements, and not in the framework of any previous equity incentive plan, shall not be deemed an approved incentive arrangement for the purpose of this section.

27.	Multiple Agreements

The terms of each Award may differ from other Award granted under the Plan at the same time, or at any other time. The grant of an Awards hereunder shall neither entitle the Participant to participate nor disqualify him from participating in, any other grant of Awards pursuant to this Plan or any other equity incentive plan of the Company or any of its Affiliates, in addition to, or in substitution for, one or more Award previously granted to that Participant.